Exhibit 10.8.1

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement"), dated as of September 15, 2006, between ROBERT MEYERS, residing at 640 West End Avenue, #9B, New York, New York, 10024 ("Executive") and PLAYBOY ENTERPRISES, INC., a Delaware corporation ("Employer" or the "Company"), with an office at 680 North Lake Shore Drive, Chicago, Illinois, 60611.

                                     RECITAL

Employer is primarily engaged in the business of multimedia entertainment. Employer desires to hire Executive, and Executive desires to be employed by Employer on the terms and subject to the conditions set forth below.

In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.    Employment of the Executive

      Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer, as an Executive Vice President of Employer, upon the terms and conditions hereinafter set forth.

2.    Employment Period

      The term of Executive's employment under this Agreement (the "Employment Period") shall commence September 18, 2006 (the "Commencement Date") and, subject to earlier termination as provided herein, shall continue for a period of three years (the "Initial Period") after the Commencement Date. Unless earlier terminated, at the end of the Initial Period, the parties will determine whether or not to renew this Agreement and, if so, on what terms and conditions.

3.    Duties and Responsibilities

      (a) During the Employment Period, Executive (i) shall have the title of Executive Vice President and President, Media Group,
                  (ii) shall devote his full business time and attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company, and shall not engage in any other activity that would interfere with the performance of his duties under this Agreement (provided that Executive is permitted to serve on the board of directors of Double Click -- to the extent that doing so does not create any conflict of interest with Executive's obligations or duties under this Agreement -- other organizations, subject to approval of the Company's CEO, or engage in endeavors related to the community, his faith and other charitable functions which do not materially interfere with the performance of his duties hereunder) and (iii) shall perform such duties, and comply with all reasonable directions and instructions of the Company's CEO.


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      (b)         During the Employment Period, Executive's responsibilities will include all pay and free cable and satellite broadcast television, home video and theatrical entertainment development activities of the Company, and the associated production, programming and distribution activities, the Company's online, radio and wireless activities and the Company's publishing activities (other than international publishing); provided, however, that the foregoing will not be construed so as to prevent or limit the Company's good faith determination for bona fide business reasons to operate one or more of any such activities through a joint venture, third party license or other arrangement with a third party, subject to Paragraph 5.7(ii) hereof.

      (c) During the Employment Period, Executive will report to the Company's CEO and will be the Company's most senior executive in regard to those responsibilities set forth in Paragraph 3.(b) above.

4.    Compensation

      (a) For all services rendered and required to be rendered by, covenants of and restrictions in respect to Executive, under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept a base salary computed at a rate of $700,000 per annum ("Base Salary"), payable on a biweekly basis in accordance with the Employer's standard payroll practices. In addition, on the Commencement Date, Executive will be eligible to participate in a Board of Directors' approved incentive compensation plan, with Executive's being eligible to earn up to a maximum potential of 100% of his Base Salary. The incentive compensation will be based in part (50%) on the Company's fiscal year net income performance as determined by the CEO and the Company's Board of Directors and in part (50%) on Media Group financial performance established by the CEO in consultation with Executive that are reasonably attainable. Subject to Paragraph 5. hereof, incentive compensation for fiscal years 2006 and 2009 will be prorated based on Executive's Commencement Date.

      (b)(i) The Company will also pay to Executive a one-time bonus (the "Signing Bonus") in the sum of $50,000, payable to Executive on the Commencement Date. In the event that Executive resigns prior to the first anniversary of the Commencement Date, other than for Good Reason (as hereinafter defined), or is terminated for Cause (as hereinafter defined), then Executive shall promptly repay to the Company 100% of the Signing Bonus within 30 days of such resignation or termination.

      (b)(ii) The Company will reimburse Executive that amount which represents the prorata refund Executive makes to Westwood One of the signing bonus Executive received from Westwood One up to, but not to exceed, $50,000 within 30 days of the Commencement Date.

      (c) In each calendar year of the Initial Period, Executive will also be granted nonqualified options to purchase 50,000 shares (the "Options") of the Class B common stock of the Company. The Option agreements will be subject to the


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                  Company's stock option plan and contain the terms and
                  conditions determined by the Company's Compensation Committee, which will be consistent with the terms and conditions of stock option grants made to other executive officers of the Company. The vesting period for such options will be three years in equal installments from the date of grant. The strike price of the options will be the closing price of the Company's Class B common stock at the close of business on the date on which such grants are made to the other executive officers by the Compensation Committee of the Company's Board of Directors.

      (d) In each calendar year of the Initial Period, Executive will be granted 20,000 deferred stock awards subject to the terms and conditions determined by the Company's Compensation Committee of the Company's Board of Directors consistent with the terms and conditions of deferred stock awards to other executive officers of the Company (which will include performance goals based on the Company's operating income as such term is used and determined by the Company for purposes of the Company's rolling three year plan).

      (e) Upon commencement of Executive's employment by the Company Executive will receive:

                  (i) a one-time grant of nonqualified options to purchase 75,000 shares of the Class B common stock of the Company. This option will be subject to the Company's stock option plan and contain the terms and conditions determined by the Company's Compensation Committee, which will be consistent with the terms and conditions of those stock option grants made to Executive pursuant to Paragraph 4.(c) above. The vesting period of such options will be three years in equal installments from the date of grant. The strike price of such options will be the closing price of the Company's Class B common stock at the close of business on the Commencement Date; and

                  (ii) a one-time grant of 30,000 shares of the Company's Class B stock; and

                  (iii) a one-time grant of 25,000 deferred stock awards subject to the terms and conditions determined by the Company's Compensation Committee consistent with the terms and conditions of deferred stock awards to other executive officers for fiscal 2006 (which will include performance goals based on the Company's operating income as such term is used and determined by the Company for purposes of the Company's rolling three year plan).

      (f) Effective on the Commencement Date, Executive will be entitled to participate in the Company's health benefit plans, together with the Company's Executive vacation policy, matching 401-K plan, deferred compensation plan and similar plans in effect from time to time. Executive's participation in the foregoing plans, perquisites and travel and entertainment policy will be on terms no less favorable than afforded to other executives of the Company commensurate with Executive's level.


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5.    Termination of Employment Period; Change of Control

      5.1 Employer may, at any time during the Employment Period by notice to Executive (the "Termination Notice"), terminate the Employment Period for "Cause" effective immediately. The Termination Notice shall specify the Cause for termination. In such an event, Executive shall not be entitled to any compensation or other amount from the Company from the effective date of termination. For purposes hereof, for "Cause" means a:

            (a) willful failure or refusal by Executive to implement or follow lawful policies or directions of the CEO or Board of Directors after notice from Company;

            (b) commission by Executive of an act of moral turpitude or act bringing disgrace or disrepute to the Company , or commission of/conviction for any felony or any misdemeanor involving theft, fraud or other dishonest action or event that results in harm to the Company;

            (c)   material violation of this Employment Agreement; and

            (d) material misrepresentation or material and willful non-disclosure by Executive to the Company in connection with performance of Executive duties.

            Provided that in the event any such wrongful conduct is capable of being cured, Executive will have 15 days from his receipt of the Termination Notice to cure such conduct to the reasonable satisfaction of Company.

      5.2 The company may terminate this Agreement at any time, by delivering a notice to Executive, without Cause, effective 30 days after Executive receives such notice in accordance with the terms hereof. In such an event, Executive's sole remedy shall be:

            (a) to collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination; plus

            (b) a severance payment in the sum of 12 months of Executive's then Base Salary; plus

            (c) a prorata payout under the incentive compensation plan for Executive in the year of such termination in an amount equal to the fraction, the numerator of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365;

            (the sum of paragraphs 5.2 (a), (b) and (c) being collectively referred to as the "Severance Payment").


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            The Severance Payment will be due and payable on the effective date of the termination of this Agreement.

      5.3   (a)   In the event Executive becomes totally disabled or disabled such that he is rendered unable to perform substantially all of his usual duties for Company, and if such disability shall persist for a continuous period in excess of three months, or an aggregate period in excess of three months in any one fiscal year, Company shall have the right at any time after the end of such period during continuance of Executive's disability by the delivery of not less than 30 days' prior written notice to Executive to terminate Executive's employment under this Agreement whereupon the applicable provisions of Paragraph 5.4 below shall apply.

      5.3   (b)   For purposes of this Agreement, if Executive and Company shall disagree as to whether Executive is totally disabled, or disabled such that he is rendered unable to perform substantially all of his usual duties for Company as set forth above, or as to the date at which time such total disability began, the decision of a licensed medical practitioner, mutually agreed upon by the parties, shall be binding as to both questions. If the parties cannot agree as to the identity of the licensed medical practitioner, Executive shall select a licensed medical practitioner of his choice and the Company shall select a licensed medical practitioner of its choice.
                  The two licensed medical practitioners so selected shall select a third licensed medical practitioner, which third individual shall resolve either or both of the questions referred to above and which resolution shall be binding upon the parties.

      5.4 If Executive's employment with the Company is terminated on account of Executive's disability as provided for in Paragraph 5.3 above or on account of Executive's death, then Executive (or Executive's estate or personal representative, as applicable) shall only be entitled to receive, and Company shall pay to Executive (or Executive's estate or personal representative, as applicable) the following amounts:

            (a) all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination; plus

            (b)   the sum of six months of Executive's then Base Salary; plus

            (c) a pro rata payout under the incentive compensation plan for Executive in the year of such termination in an amount equal to the fraction, the numerator of which is the number of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365.

      5.5 The Company is party to a certain severance agreement with certain executives of the Company ("the Severance Agreement") a copy of which is attached hereto as Exhibit A. The Company will enter into a Severance Agreement on substantially the same terms upon the execution hereof by Executive.


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      5.6   If Executive's employment with Company is terminated for any reason,
            Company will have no right of offset, nor will Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by Company to Executive.

      5.7 Executive shall have the right to terminate his employment under this Agreement and receive the Severance Payment by the delivery of written notice to Company within 30 days after any of the events hereinbelow defined as Good Reason. For purposes hereof, "Good Reason" means that:

            (i) the Company has materially breached this Agreement and the Company has failed to cure such breach after 30 days written notice from Executive,

            (ii) there has occurred any material diminution or reduction in duties of Executive, whether in scope or nature,

            (iii) Executive fails to report directly to the CEO of the Company
                  (or reports to a CEO other than Christie Hefner),

            (iv) there has occurred a Change in Control (as defined in the Severance Agreement referenced in Paragraph 5.5),

            (v) the Company sells or otherwise transfers all or substantially all of its media assets in a single transaction or series of transactions, except if, and only for so long as, the Company, directly or indirectly, continues to own a controlling interest in the buyer or transferee, or

            (vi)  the Company permanently closes its New York office.

6.    Location of Executive's Activities

      Executive's place of business in the performance of his duties and obligations under this Agreement shall be split principally between the Employer's place of business in Glendale, California and New York, New York. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places, including Chicago, as may be necessary or appropriate in furtherance of his duties hereunder at the Employer's expense.

7.    Miscellaneous

      7.1 Notices. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the party to whom the same is so


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            given or made, at the address of such party as set forth at the head of this Agreement, which address may be changed by notice to the other party hereto duly given as set forth herein, with copies delivered as follows:

            (a)   if to Executive:

                  640 West End Avenue, #9B
                  New York, NY 10024

                  with a copy to:

                  Ted Schachter
                  Schachter Entertainment
                  1157 South Beverly Drive
                  Los Angeles, CA 90035

            (b)   if to the Company:

                  General Counsel
                  Playboy Enterprises, Inc.
                  680 North Lake Shore Drive
                  Chicago, Illinois 60611

      7.2 Governing Law; Jurisdiction. This agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Illinois. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, and waives any claim based upon forum non-conveniens.

      7.3 Headings. All descriptive headings in this agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

      7.4 Counterparts. This Agreement maybe executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      7.5 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

      7.6 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employee and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto.


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      7.7   Binding Effect. This Agreement shall be binding upon, and insure to the benefit of, each parties' successors, transferees, heirs and assigns.

      7.8   Confidentiality; Disclosure of Information

            (a) Executive recognized and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of Company or of persons with whom Company may have business relationships. Except as permitted herein or as may be approved by Company from time to time, Executive will not during the Employment Period or at any time thereafter, use or disclose to any other person or entity, any Confidential Information of Company (except as required by applicable law or in connection with performance of Executive's duties and responsibilities hereunder). If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to Company. Company may waive compliance with this Paragraph 7.8(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event notwithstanding all such efforts of the Company and such legal counsel Executive if compelled by court order to do so. The term "Confidential Information" means information relating to Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, employment agreements (other than this Employment Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to Company's business which is treated as confidential or proprietary by Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this Paragraph 7.8(a) shall not apply to any information that (1) is in the public domain; (2) is or becomes available to the public other than as a result of a disclosure by Executive in violation of this Paragraph 7.8(a); (3) was available to Executive on a non-confidential basis prior to the date of this Employment Agreement; (4) was already lawfully in Executive's possession prior to the date of this Employment Agreement; or (5) becomes available to Executive on a non-confidential basis from a source other than Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Paragraph 7.8(a) by the Executive, regardless of whether the Executive continues to be employed by the Company.

            (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all


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                  other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of Company and, upon termination of Executive's employment with Company, and/or upon the written request of Company, all Company Materials, including copies thereof, as well as all other Company property then in Executive's possession or control, shall be returned to and left with Company.

      7.9   Copyright

            Executive acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, relating to the Executive's employment with the Company, and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. ss. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Company. If any such work is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. ss. 101, as amended, such work is hereby conveyed and transferred completely and exclusively to Company. Executive hereby irrevocably designates counsel to Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce Company's rights under this section, provided that such counsel shall take any such actions only after Executive has been requested in writing to do such acts by Company and failed to promptly do so. This Paragraph 7.9 shall survive the termination of this Agreement. Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights."

      7.10  Indemnification

            Company recognizes that the activities within the scope of Executive's employment create the potential in some jurisdictions of civil or even criminal actions being brought against Executive. To the fullest extent permitted by law, Company shall indemnify, defend, protect and hold Executive harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys' and consultant's fees and expenses arising out of or resulting from the performance of Executive's duties within the scope of Executive's employment. Company will include Executive as a named insured on Company's directors and officers liability policy.

      7.11  Non-Competition and Non-Solicitation

            Executive acknowledges that Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of Executive's employment with Company, Executive will have access to Company's Confidential Information (including


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            trade secrets), and will be introduced to existing and prospective customers, vendors, cable operators, accounts and business partners of Company. Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, vendor, cable operator, account or business partner belongs exclusively to Company, including, but not limited to, any goodwill created as a result or direct or indirect contacts or relationships between Executive and any existing or prospective customers, vendors, cable operators, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of Company depends upon his use of such skills on its behalf.

            In recognition of this, Executive covenants and agrees that:

            (a) During Executive's employment with Company, Executive may not, without prior written consent of Company (whether as an executive, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the business of Company or a substantially planned business that Executive is aware of during Executive's employment with Company on behalf of any entity or person other than Company (including Executive).

            (b) During Executive's employment with Company and for one year thereafter, Executive may not notice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with Company, absent prior written consent from Company.

            (c) During Executive's employment with Company and for one year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Company to cease doing business with Company, reduce its relationship with Company or refrain from establishing or expanding a relationship with Company.

      7.12  Non-Disparagement; Non-Disclosure

            (a) Executive and Company hereby agree that during the Employment Period and all times thereafter, neither Executive or Company will make any public statement, or engage in any conduct, that is disparaging to the other party or, in the case of Company, any of its Executives, officers, directors, or shareholders known to Executive, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of Company and the capabilities of Executive. Notwithstanding any term to the contrary herein, neither Executive nor Company shall be in breach of this Paragraph
                  7.12 for the making of any truthful statements under oath.

            (b) Executive will not directly or indirectly be the source of disclosing, by publishing or by granting interviews, of any Confidential Information


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                  (which is known to Executive to be confidential) concerning the personal, social or business activities of Company, its affiliates or the executives and principals and the officers, directors, agents and Executives of all the foregoing during or at any time after the termination of Executive's employment, subject to the exceptions specified in Section 7.8(a) (1) - (5). In addition, Executive agrees that without Company's express written approval in each case, Executive will not:

                  i. write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning the Confidential Information, or

                  ii. grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of his employment.

      7.13 Representations and Warranties. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                            Playboy Enterprises, Inc.


                                            By: /s/ Christie Hefner
                                                ----------------------------
                                                Christie Hefner
                                                Chairman of the Board
                                                and
                                                Chief Executive Officer


                                                /s/ Robert Meyers
                                                ----------------------------
                                                       Robert Meyers


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